NEWS RELEASE
	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749
FOR IMMEDIATE RELEASE
DRG&L
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

LUFKIN INDUSTRIES ANNOUNCES ACQUISITION
OF PENTAGON OPTIMIZATION SERVICES

LUFKIN, Texas, August 12, 2011 – Lufkin Industries, Inc. (NASDAQ: LUFK) announced today that it has signed a purchase agreement to acquire Pentagon Optimization Services, Inc (“Pentagon”).   Pentagon, based in Red Deer, Alberta, Canada is a diversified well optimization company serving the oil and gas industry that provides a wide range of products and services including plunger lift systems and well engineering and testing.  The acquisition is expected to close in September 2011.

John F. “Jay” Glick, President and Chief Executive Officer of Lufkin, stated, “This acquisition immediately expands our footprint in Canada, the second largest plunger lift market outside the U.S.  It also improves our existing plunger lift product portfolio, and provides entry to the well optimization, engineering and testing services market, which is highly complementary to our Automation strategy. We look forward to working with Pentagon’s talented team.

“The acquisition of Pentagon is also expected to facilitate Lufkin International Lift Systems (“ILS”) with entry into the Canadian market and provide ILS with an upgraded product portfolio avoiding costly startup and development costs. We’re excited to add Pentagon’s industry-leading optimization products, in particular the proprietary ANGEL pump. The ANGEL pump provides a cost effective method to produce pressure-depleted gas wells and can pump both liquid and gas simultaneously without gas locking.  The ANGEL pump has been successfully installed and tested in multiple highly deviated wells with high gas-oil ratios (GOR), and is expected to be ready for global commercialization next year.

Lufkin Industries, Inc. sells and services oilfield pumping units, well automation systems, gas lift and plunger lift systems, foundry castings and power transmission products throughout the world.  The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management. When used in this release, the words “anticipate,”  “estimate” and “expect” are intended to identify forward-looking statements. Such statements reflect the Company’s current views with respect to its ability to resume normal operations in a timely fashion and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company. Actual results may vary materially.

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